As filed with the United States Securities and Exchange Commission on September 5, 2017

Registration No. 333-195020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nord Anglia Education, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Level 12, St. George’s Building
2 Ice House Street
 Central, Hong Kong
+852 3951-1100

(Address, including zip code, of principal executive offices)

NORD ANGLIA EDUCATION, INC. 2014 EQUITY INCENTIVE AWARD PLAN
(Full title of the plan)

Law Debenture Corporate Services Inc.
801 2nd Avenue, Suite 403
New York, NY 10017
+1 (212) 750-6474
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-195020) (the “Registration Statement”) of Nord Anglia Education, Inc., an exempted company with limited liability under the laws of the Cayman Islands (the “Company”). The Registration Statement was filed with the Securities and Exchange Commission, and became effective, on April 3, 2014.

Under the Registration Statement, a total of 9,800,000 ordinary shares, par value $0.01 per share, were registered for issuance, representing shares granted or to be granted pursuant to the Nord Anglia Education, Inc. 2014 Equity Incentive Award Plan (the “Plan”). The Company is filing this Post-Effective Amendment to deregister any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On September 1, 2017, pursuant to the agreement and plan of merger dated as of April 25, 2017 among the Company, Bach Finance Limited (“Parent”) and Bach Acquisitions Limited (“Merger Sub”), a subsidiary of Parent, Merger Sub merged with and into the Company, with the Company being the surviving company resulting from the merger (the “Merger”). Upon completion of the Merger, all outstanding ordinary shares of the Company were cancelled.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on September 5, 2017.

NORD ANGLIA EDUCATION, INC.

By:	/s/ Andrew Fitzmaurice
Name: Andrew Fitzmaurice
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of September 5, 2017.

	Signature	Title

	/s/ Andrew Fitzmaurice	Chief Executive Officer and Director (Principal Executive Officer)
Andrew Fitzmaurice

	/s/ Graeme Halder	Chief Financial Officer and Director (Principal Financial and Accounting Officer)
Graeme Halder

Law Debenture Corporate Services Inc.

By:	/s/ Giselle Manon	Authorized U.S. Representative
Name: Giselle Manon Title: Service of Process Officer

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